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                                                                   EXHIBIT 10.30


                                OPTION AGREEMENT



                                     BETWEEN



                         DP MEDIA OF BATTLE CREEK, INC.



                                       AND



                          ACME TELEVISION HOLDINGS, LLC



                                       FOR



                                     WZPX-TV



                             BATTLE CREEK, MICHIGAN


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                                OPTION AGREEMENT

        This OPTION AGREEMENT is dated this 23rd day of April 1999 by and between DP Media of Battle Creek, Inc., a Florida corporation ("Seller"), and ACME Television Holdings, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

        WHEREAS, Seller holds a license issued by the Federal Communications Commission (the "FCC") for television station WZPX-TV in Battle Creek, Michigan (the "Station"); and

        WHEREAS, simultaneously with the execution of this Option Agreement, Seller and Buyer are executing a Joint Sales Agreement ("JSA") which authorizes Buyer to sell advertising time on the Station; and

        WHEREAS, Seller is willing to provide Buyer with a conditional option (the "Call Option") to (1) acquire the assets used and useful in the operation of the Station (the "Station Assets") or (2) enter into a Time Brokerage Agreement, Local Marketing Agreement or other similar agreement (a "Programming Agreement") that would enable Buyer to provide programming over the Station, all in accordance with the terms and conditions of this Agreement; and

        WHEREAS, Buyer is desirous of providing Seller with an unconditional option (the "Put Option") to require Buyer's purchase of the Station Assets in accordance with the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the undersigned parties, intending to be legally bound, hereby agree as follows:

        1.      CALL OPTION.

                (a) CONVEYANCE OF OPTION. In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller hereby grants to Buyer an exclusive, irrevocable Call Option to (i) purchase all the Station Assets free and clear of all liens, security interests, and encumbrances of any kind or nature whatsoever and (ii) enter into a Programming Agreement with Seller for use of he Station's facilities.

                (b) PURCHASE PRICE. The purchase price for the Station Assets (the "Purchase Price") shall be Thirty Million Dollars ($30,000,000).

                (c)     MANNER OF EXERCISE.

                        (i) Buyer's Call Option is conditioned upon receipt of written notice from Seller of its proposal either to (A) assign the Station Assets to an unaffiliated third party (a "Sales Event") or (B) enter into a Programming Agreement with an unaffiliated third party (a "Programming Event"). For purposes hereof, a transaction between Seller and Paxson Communications Corporation or an affiliated company (collectively, "PCC") shall not be deemed to be a Sales Event or a Programming Event. Notwithstanding any other provision of this


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                Agreement, Buyer's right to exercise its Call Option is
                expressly subject to and conditional upon Buyer being in compliance in all material respects with its obligations under the JSA.

                        (ii) Upon receipt of written notice from Seller of a Sales Event, Buyer shall have a period of thirty (30) days (the "Exercise Period") within which to exercise its Call Option. Buyer shall exercise its Call Option by signing and delivering to Seller the Asset Purchase Agreement (the "Purchase Agreement"), annexed hereto as Exhibit A, with Buyer's authorized signature. Neither party shall have any right to modify the Purchase Agreement except for those modifications which are necessary to reflect changes occurring over time and in the ordinary course of business: provided, that Buyer shall not be obligated to assume any contract entered into by Seller after the effective date of this Agreement (except for those contracts approved in writing by Buyer, which approval which shall not be unreasonably withheld, or contracts previously approved by Buyer pursuant to the JSA). Buyer's Call Option shall terminate and expire if Buyer fails to deliver the executed Purchase Agreement within the Exercise Period. Seller shall be required to execute the Purchase Agreement within five
                (5) business days after its receipt of the executed Purchase Agreement from Buyer. The Purchase Agreement shall require, among other provisions, that Buyer shall make a payment of Twenty-Four Million Dollars ($24,000,000) (the "Initial Payment") to Seller at a closing (the "First Closing") to be held within thirty (30) days after delivery of the executed Purchase Agreement to Seller. Simultaneously upon receipt of the Initial Payment, Seller shall assign, transfer, and convey to Buyer all of the Station Assets other than FCC licenses and authorizations, as well as those other assets expressly excluded from conveyance at the First Closing under the Purchase Agreement (collectively, the "Remaining Assets"), to Buyer free and clear of any and all liens, security interests, and encumbrances of any kind or nature whatsoever (except those expressly permitted by the Purchase Agreement). The Remaining Assets shall be assigned, transferred, and conveyed to Buyer at a subsequent closing (the "Second Closing") to be held in accordance with the terms and conditions of the Purchase Agreement. At the Second Closing, Seller shall convey the Remaining Assets to Buyer in exchange for Buyer's payment to Seller of Six Million Dollars ($6,000,000). All of the Remaining Assets assigned, transferred and conveyed to the Buyer at the Second Closing shall be free and clear of any and all liens, security interests and encumbrances of any kind or nature whatsoever (except those expressly permitted by the Purchase Agreement).

                        (iii) Upon receipt of written notice from Seller of a Programming Event, Buyer shall have the same Exercise Period within which to exercise its Call Option to enter into an agreement with Seller that is identical in all material respects with the terms and conditions of the terms of any Programming Agreement that reflects a bona fide proposal from a third party (not PCC) and is attached to the aforementioned notice from Seller for the provision of programming on the Station. Buyer's Call Option shall terminate and expire if Buyer fails to agree in writing to enter into such an agreement with Seller within the Exercise Period that is consistent in all material respects with the terms and conditions of any document attached to the aforementioned notice from Seller. Buyer's Call Option to purchase the Station in accordance with subsection (c)(i)


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                of this section will remain in effect if Seller provides notice under this paragraph and Buyer enters into the particular third party Programming Agreement.

                        (iv) Notwithstanding anything to the contrary in this Agreement, upon any transfer, conveyance or assignment of all or substantially all of the Station Assets by Seller to PCC during the Term hereof, PCC and Buyer shall simultaneously enter into an agreement on mutually acceptable terms which (1) grants to Buyer the right to match the financial terms of any bona fide written offer from an unaffiliated third party to acquire the Station from PCC, (2) provides that Buyer's right of first refusal shall be in effect for the period of five (5) years following the acquisition of the Station Assets by PCC and (3) provides that Buyer's right of first refusal shall not apply to any transaction involving a sale to a single unaffiliated party of all or substantially all of the capital stock or assets of PCC or a sale to a single unaffiliated third party of 50 percent or more of all of the television broadcast stations licensed to PCC.

                (d) BONA FIDE OFFER. Buyer shall have no obligation to enter into any Purchase Agreement or Programming Agreement, and Buyer's Call Option shall not in any way be terminated or otherwise affected, unless any notice to be provided by Seller under this section includes a document which incorporates a bona fide proposal from an independent third party (unaffiliated with PCC or Seller) that is ready, able and willing to proceed with the transaction described in such document.

                (e) DURATION. The Call Option may be exercised at any time during the period beginning on May 1, 1999 and ending on April 30, 2003.

        2.      PUT OPTION.

                (a) CONVEYANCE OF OPTION. In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Buyer, Buyer hereby grants to Seller an exclusive, irrevocable Put Option to require Buyer to purchase the Station Assets (except contracts entered into by Seller after the date hereof as set forth in subsection (c) of this section), free and clear of all liens, security interests, and other encumbrances of any kind or nature whatsoever.

                (b) PURCHASE PRICE. The purchase price shall be identical to the Purchase Price for the exercise of the Call Option and is hereinafter referred to as the "Purchase Price."

                (c) MANNER OF EXERCISE FOR PURCHASE. Seller may exercise the Put Option by delivering to Buyer an executed copy of the Purchase Agreement, which shall include only those modifications as may be necessary to reflect changes occurring over time and in the ordinary course of business, such as revised equipment schedules and contracts to be assumed: provided, that Buyer shall not be obligated to assume any contract entered into after the date of this Agreement (except for those contracts approved by Buyer in writing, which approval shall not be unreasonably withheld, or contracts previously approved by Buyer pursuant to the JSA); and, provided further, that, in addition to the Purchase Price, Buyer shall be required to pay up to Five Hundred Thousand Dollars ($500,000) of third party costs incurred by PCC for the construction and installation of the Station's digital television equipment in exchange for assignment and conveyance of


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        the digital equipment to Buyer as specified in the Purchase Agreement.
        Buyer shall be required to execute the Purchase Agreement within thirty
        (30) days after Buyer's receipt of the Purchase Agreement from Seller (the "Acceptance Date"). Buyer shall make the Initial Payment to Seller at the First Closing, which shall be held on the Acceptance Date. Simultaneous with the delivery of the Initial Payment, Seller shall assign, transfer and convey to Buyer the Station Assets (other than the Remaining Assets) free and clear of any and all liens, security interests, and encumbrances of any kind or nature whatsoever, except those expressly permitted in the Purchase Agreement. The Remaining Assets shall be assigned, transferred, and conveyed to Buyer at a subsequent closing (the "Second Closing") to be held in accordance with the terms and conditions of the Purchase Agreement. At the Second Closing, Seller shall convey the Remaining Assets to Buyer in exchange for Buyer's payment to Seller of Six Million Dollars ($6,000,000). All of the Remaining Assets assigned, transferred and conveyed to the Buyer at the Second Closing shall be free and clear of any and all liens, security interests and encumbrances of any kind or nature whatsoever (except those expressly permitted by the Purchase Agreement).

                (d) The Put Option may be exercised by Seller at any time beginning on May 1, 1999 and ending on April 30, 2003.

        3. LIMITATIONS ON SELLER. Seller shall not enter into any stock purchase agreement, merger agreement, asset purchase agreement, time brokerage agreement, local marketing agreement, option agreement or any other similar agreement of any kind or nature which is in any way inconsistent with Seller's obligations under this Agreement or would adversely affect Buyer's rights under this Agreement.

        4.      GOVERNMENTAL APPROVALS.

                (a) Notwithstanding anything to the contrary in this Agreement, no Station Assets shall be conveyed from Seller to Buyer unless and until all prior and necessary government approvals have been secured, including but not limited to (i) the prior approval of the FCC and (ii) the expiration of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR").

                (b) Within five (5) business days after Buyer's exercise of the Call Option for a purchase of the Station Assets or the Acceptance Date for Buyer's acknowledgement of Seller's exercise of the Put Option, the parties shall file an appropriate application with the FCC (the "Application") requesting the FCC's approval for the assignment of the FCC licenses and other authorizations to Buyer. Seller and Buyer shall cooperate with each other in the preparation and in the prosecution of the Application. Each party will timely respond to any request for information or amendment from the FCC. Each party will also cooperate with the other in the vigorous defense against any petition to deny, complaint, or other objection filed with the FCC or any governmental authority with respect to the FCC's approval of the Application or the consummation of the transaction contemplated hereby. Each party will promptly provide the other party with copies of any and all pleadings, letters, and other communications to or from the FCC with respect to the Application.

                (c) Within ten (10) business days after the filing of the Application, the parties will jointly prepare and file any necessary documents under HSR. The parties


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        will cooperate with each other in the prosecution of that filing in the same manner as contemplated by subsection (b) in this section in conjunction with the Application.

                (d) Any and all filing fees with the FCC under the HSR shall be divided equally between the parties. The parties will otherwise bear and be responsible for their own respective expenses and costs, including attorneys' fees.

        5.      REMEDIES.

                (a) The FCC licenses of the Station and the broadcast business made possible thereby are unique assets not readily available on the open market. For that reason, Seller acknowledges that monetary damages alone would not be adequate to compensate Buyer for a material breach hereof and that specific performance is an appropriate remedy for Buyer in the event of such a material breach (including but not limited to Seller's obligation to produce complete and accurate schedules to the Purchase Agreement). Buyer shall have the right to seek specific performance of this Agreement or the Purchase Agreement. The rights afforded Buyer by this paragraph shall be in addition to any and all other rights Buyer may have at law or equity. If any action is brought by Buyer to enforce this Agreement or the Purchase Agreement, Seller shall waive the defense that there is an adequate remedy at law.

                (b) If Buyer breaches this Agreement, then, in that event, Seller shall be entitled to any and all remedies available to Seller at law or equity.

        6.      REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Seller represents and warrants to Buyer as follows:

                (a) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.

                (b) Seller has and will have upon the exercise of the Call Option or the Put Option full power and authority to consummate this Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and any other instruments contemplated hereby when executed will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as may be affected by bankruptcy and insolvency laws and court-applied equitable principles.

                (c) Except as otherwise expressly stated in this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the terms, conditions and provisions of this Agreement, with or without the giving of notice or the passage of time, or both, will not: (i) contravene any provision of Seller's articles of incorporation or other organizational documents, (ii) subject to the consent of Seller's institutional lender, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which Seller or any of the Station Assets may be bound or affected, or any decree, judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, ordinance,


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        rule, policy or regulation, including but not limited to the
        Communications Act of 1934, as amended ("the Act"), and the rules and policies of the FCC promulgated thereunder.

                (d) No representation or warranty by Seller in this Agreement or in the Purchase Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make this statement or facts contained herein or therein not misleading.

        7.      REPRESENTATIONS AND WARRANTIES OF BUYER.

                Buyer represents and warrants to Seller as follows:

                (a) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

                (b) Buyer has and will have upon the exercise of the Call Option or the Put Option full power and authority to consummate this Agreement and the Purchase Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and any other instruments contemplated hereby when executed will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as may be affected by bankruptcy and insolvency laws and court-applied equitable principles.

                (c) Except as otherwise expressly stated in this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the terms, conditions and provisions of this Agreement, with or without the giving of notice or the passage of time, or both, will not (i) contravene any provision of Buyer's operating agreement or other organizational documents, (ii) subject to the consents of Buyer's lenders, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Buyer is a party or by which Buyer may be bound or affected, or any decree, judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, ordinance, rule, policy or regulation, including but not limited to the Act and the rules and policies of the FCC promulgated thereunder.

                (d) No representations or warranty by Buyer in this Agreement or in the Purchase Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make this statement or facts contained herein or therein not misleading.

        8.      COVENANTS OF SELLER.

                So long as this Agreement is in effect, and subject to the terms of the JSA, Seller covenants that it will not, without the Buyer's prior written approval:

                (a) create or incur, assume or suffer to exist any indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, except for indebtedness incurred in the ordinary course of business not to exceed Ten


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        Thousand Dollars ($10,000) in the aggregate at any one time (except for the pre-existing obligation to pay Monthly Interest as defined in the
        JSA);

                (b) create, assume or suffer to exist, directly or indirectly, any security interest, mortgage, deed of trust, pledge, lien, charge, option, warrant, or other encumbrance or future ownership interest of any nature whatsoever upon any of its properties or assets, now owned or hereafter as acquired, except for:

                        (i) any existing security interest, mortgage, deed of trust, pledge or lien in connection with Seller's pre-existing loan obligation referred to in the JSA,

                        (ii) liens for taxes or assessments either not delinquent or the validity of which are being contested in good faith by appropriate legal or administrative proceedings and as to which adequate reserves shall have been set aside on its books, in conformity with generally accepted accounting principles,

                        (iii) materialmen's, mechanics', carriers', workmen's, repairmen's, warehousemen's or other like liens arising in the ordinary course of business and either not yet due and payable or being contested in good faith by appropriate legal proceedings and as to which adequate reserves shall have been set aside on its books, in conformity with generally accepted accounting principles,

                        (iv) deposits or pledges to secure payment of workers' compensation, unemployment insurance or other social security benefits or obligations, or

                        (v) any judgment lien, unless the judgment it secures shall not have been discharged, vacated, reversed, or execution thereof stayed pending appeal within thirty (30) days after the entry thereof, or shall not have been discharged, vacated or reversed within thirty (30) days after the expiration of any such stay; or

                        (vi) any security interest, mortgage, deed of trust, pledge or lien in connection with any new, additional or replacement institutional financing.

                (c) sell, transfer, lease or otherwise dispose of any material Station Assets except in connection with the acquisition of replacement property of equivalent kind and value;

                (d) enter into any consolidation or merger with, or into any acquisition of all or substantially all of the properties or assets of any person or entity;

                (e) change in any material respect the nature or character of its business as intended, or engage in any activity not reasonably related to such business;

                (f) enter into any contract or commitment relating to its ownership or assets except for contracts involving aggregate payments of less than Five Thousand Dollars ($5,000) and contracts which can be terminated without penalty on thirty (30) days' notice or less, or amend or terminate any material contract or lease (or waive any substantial right thereunder);


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                (g)     transfer or grant any right under, or enter into any
        settlement regarding the breach or infringement of, any license, patent, copyright, trademark, service mark, trade name, franchise, or similar right, or modify any existing right relating to the Seller;

                (h) enter into any agreement to assign to any person the Station's FCC licenses, any assets related thereto; or

                (i) enter into any agreement or take any other action that would interfere with, or prevent, Seller's ability to assign and transfer the Station Assets to Buyer as contemplated hereunder or under the Purchase Agreement.

        9. COVENANTS OF BUYER. So long as this Agreement is in effect, Buyer will not knowingly take any action that would prevent Buyer from fulfilling its obligations hereunder, including any action that would disqualify Buyer as the assignee of the FCC licenses for the Station or make the consummation of the transactions contemplated by this Agreement conditional on the grant of a waiver by the FCC of any rule or policy.

        10.     EFFECTUATION OF AGREEMENT.

                (a) Seller and Buyer will each use commercially reasonable efforts, and otherwise take any and all reasonable action, including the execution of documents reasonably acceptable to the parties, to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

                (b) Each party will notify the other promptly (and in any event within five (5) business days) of the threat of, or the assertion or commencement of any claim, suit, action, arbitration, legal, administrative or other proceeding, or governmental investigation or tax audit affecting the Station or the Company.

        11.     MISCELLANEOUS.

                (a) Notwithstanding anything to the contrary in this Agreement, Seller shall have no right to terminate this Agreement after the First Closing.

                (b) Neither party may assign its rights and obligations under this Agreement to any other party without the prior written consent of the other party: provided, that Buyer shall have the right to assign its rights and obligations under this Agreement to any third party as long as Buyer remains liable for Buyer's obligations hereunder.

                (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                (d) This Agreement, along with the other agreements and documents referenced herein, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous agreements or understandings. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, will be effective unless evidenced by an instrument in writing signed by the parties.


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                (e)     The headings of this Agreement are for convenience only
        and will not control or affect the meaning or construction of the provisions of this Agreement.

                (f) The construction and performance of this Agreement will be governed by the laws of Michigan without regard to its principles for choice of law.

                (g) Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or the date of receipt if sent by an overnight courier service (charges prepaid) or mailed by certified mail-return receipt requested (postage prepaid), and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses or to such other address as any party may provide to the other parties pursuant to this paragraph:

                If to DP Media:

                DP Media of Battle Creek, Inc.
                Suite 204
                231 Bradley Place
                Palm Beach, FL  44380
                Attn:    Devon Paxson
                Tel:     (561) 833-1096
                Fax:     (561) 833-8616

                with a copy to:

                Alan C. Campbell, Esq.
                Irwin Campbell & Tannenwald, P.C.
                Suite 200
                1730 Rhode Island Avenue, N.W.
                Washington, D.C.  20036
                Tel:     (202) 728-0401, ext. 110
                Fax:     (202) 728-0534

                If to ACME:

                ACME Television Holdings, LLC
                Suite 202
                10829 Olive Boulevard
                St. Louis, MO  63141
                Attn:    Douglas Gealy
                Tel:     (314) 989-0566
                Fax:     (314) 989-0616

                ACME Television Holdings, LLC
                Suite 202
                2101 East 4th Street
                Santa Ana, CA  92705
                Attn:    Tom Allen
                Tel:     (714) 245-9499
                Fax:     (714) 245-9494


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                with a copy to:

                Lewis J. Paper, Esq.
                Dickstein Shapiro Morin & Oshinsky LLP
                2101 L Street, N.W.
                Washington, DC  20036
                Tel:     (202) 828-2265
                Fax:     (202) 887-0689

                (h) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                (i) After the date hereof, Buyer shall be afforded reasonable opportunity to inspect the Station Assets and the books and records of Seller relating to the Station upon reasonable request.

                (j) Buyer and Seller will each use commercially reasonable efforts to keep confidential (except for such disclosure to attorneys, bankers, underwriters, investors, and other agents and representatives as may be appropriate in the furtherance of the transactions contemplated hereby and except for such filings with the FCC as may be required) all information of a confidential nature obtained in connection with the transactions contemplated by this Agreement, and in the event that such transactions are not consummated, each party will return to the other party or parties such documents and other material obtained from the other party or parties in connection therewith (along with copies or duplicates thereof).

                (k) Buyer and Seller shall jointly prepare, and determine the timing of, any press release or other announcement to the public relating to the execution of this Agreement. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated hereby without the prior consent of the other party hereto, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice to the other party.

                (l) Except as otherwise stated herein, each party shall bear its own costs incurred by it in connection with the transactions contemplated by this Agreement.

                (m) Prior to the consummation of the Purchase Agreement, Buyer shall not directly or indirectly control, supervise or direct or attempt to control, supervise or direct the operations of the Station or Seller. Such operations, including ultimate control of the Station's programs, employees and finances, shall remain the sole responsibility of Seller.

                (n) Notwithstanding anything to the contrary in this Agreement, a sale of the Station Assets to any party other than Buyer, regardless of whether that party is PCC or any other third party, shall not by itself result in a termination of the JSA or Seller's Secondary Affiliation Agreement with the WB Television Network (which is referenced in the JSA).


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the intent of it being effective as of the date first written above.


                                       DP MEDIA OF BATTLE CREEK, INC.

                                       By: /s/ Roslyck Paxson
                                           -------------------------------------
                                               Roslyck Paxson
                                               Vice President


                                       ACME TELEVISION HOLDINGS, LLC


                                       By: /s/ Douglas Gealy
                                           -------------------------------------
                                               Douglas Gealy
                                               President


The following Exhibit has been intentionally omitted by the Registrant.

LIST OF EXHIBITS
----------------

  Exhibit A      Form of Asset Purchase Agreement


A copy of the omitted Exhibit will be provided to the Securities and Exchange Commission upon request.


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